SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant     ☒    Filed by a party other than the Registrant     ☐

Check the appropriate box:

☐

Preliminary proxy statement

☐

Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒

Definitive proxy statement

☐

Definitive additional materials

☐

Soliciting material under Rule 14a-12

Pericom Semiconductor Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒

No fee required.

☐

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)

Title of each class of securities to which transaction applies:

(2)

Aggregate number of securities to which transactions applies:

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)

Proposed maximum aggregate value of transaction.

(5)

Total fee paid:

☐

Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)

Amount previously paid:

(2)

Form, Schedule or Registration Statement No.:

(3)

Filing Party:

(4)

Date Filed:

PERICOM SEMICONDUCTOR CORPORATION
3545 North First Street
San Jose, California 95134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on December 9, 2010

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Pericom Semiconductor Corporation, a California corporation (the “Company”) will be held on December 9, 2010 at 3:00 p.m., California time, at the Company’s premises, 3545 North First Street, San Jose, California 95134, for the following purposes:

1.	To elect the following seven (7) nominees to serve as members of the Board of Directors of the Company to serve for the ensuing year and until their successors are elected and qualified: Alex Chiming Hui, Chi-Hung (John) Hui, Ph.D., Hau L. Lee, Ph.D., Dennis McKenna, Michael J. Sophie, Siu-Weng Simon Wong, Ph.D., and Edward Yang.

2.	To ratify the appointment of Burr Pilger Mayer, Inc. as the independent registered public accounting firm for the Company for the fiscal year 2011.

3.	To transact such other business as may properly come before the meeting.

The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement which is attached and made a part hereof.

The Board of Directors has fixed the close of business on October 12, 2010, as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

FOR THE BOARD OF DIRECTORS

/s/ Chi-Hung (John) Hui, Ph.D.

Chi-Hung (John) Hui, Ph.D.
Senior Vice President, Research and
Development and Secretary

San Jose, California
Dated: October 22, 2010

YOUR VOTE IS IMPORTANT

To ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the accompanying envelope. If you attend the meeting, you may vote in person even if you returned a proxy. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

PERICOM SEMICONDUCTOR CORPORATION
3545 North First Street
San Jose, California 95134

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

These proxy materials are provided in connection with the solicitation of proxies by Pericom Semiconductor Corporation (the “Company” or “Pericom”) on behalf of its Board of Directors for use at the Annual Meeting of Shareholders to be held on December 9, 2010 at 3:00 p.m., California time (the “Annual Meeting”), or at any adjournment or postponement thereof. The Annual Meeting will be held at the Company’s premises, 3545 North First Street, San Jose, California 95134.

These Proxy materials and the Company’s 2010 Annual Report are first being mailed to shareholders on or about October 22, 2010.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on December 9, 2010.

The proxy statement, form of proxy, and 2010 Annual Report to Shareholders are available electronically at http://www.edocumentview.com/PSEM. Directions to the meeting location at 3545 North First Street, San Jose, California, are set forth at www.pericom.com under the “Contact Us” link.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Chi-Hung (John) Hui, Ph.D., Senior Vice President, Research and Development and Secretary) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Record Date, Share Ownership and Quorum

Shareholders of record at the close of business on October 12, 2010 are entitled to vote at the Annual Meeting. At the record date 24,948,352 shares of the Company’s Common Stock, no par value (the “Common Stock”) were issued and outstanding. The presence of a majority of these shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

Voting and Solicitation

Holders of Common Stock are entitled to one vote for each share held.

If your shares were registered as of the record date directly in your name with our transfer agent, you are considered the “record owner” of those shares, and the Company is sending the proxy materials and proxy card directly to you. As the record owner, you have the right to vote in person at the meeting. If you choose to do so, you can bring the enclosed proxy card or vote using the ballot provided at the meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance, as described in the proxy card, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Most shareholders of the Company hold their shares through a broker, bank or other nominee (that is, in “street name”) rather than directly in their personal names registered with the transfer agent. If you held your shares in street name as of the record date, you are a “beneficial holder,” and the proxy materials are being forwarded to you by your broker, bank or other nominee together with a voting instruction card. Because a beneficial holder is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance, as described in the voting instruction form to be sent to you, so that your vote will be counted if you later decide not to attend the Annual Meeting.

The vote required to approve each proposal is as follows:

•	Proposal 1: Directors are elected by a plurality of the votes present in person or represented by proxy and voting. Therefore, the seven (7) nominees for director receiving the highest number of affirmative votes will be elected (regardless of the votes cast as “withheld” or shares not voted). Only votes cast “FOR” a nominee will be counted. Unless indicated otherwise by your proxy card, your shares will be voted “FOR ALL” of the seven (7) nominees named in Proposal No. 1 in this Proxy Statement. Instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as a vote “AGAINST” the nominees. Abstentions and broker non-votes will also result in those nominees receiving fewer votes but will not count as a vote “AGAINST” the nominees.

•	Proposals 2: To be approved, Proposal 2 (Ratification of Selection of Independent Registered Public Accounting Firm) requires the affirmative “FOR” vote of a majority of those shares present (in person or represented by proxy) and voting. Under California law, to achieve approval for Proposal 2, the affirmative votes must also constitute at least a majority of the minimum number of shares required to establish a quorum.

•	Under California law, abstentions and broker non-votes are not counted as shares present and voting on a particular proposal, and thus will not directly affect the voting outcome on any proposal. However, abstentions and/or broker non-votes could have the indirect effect of defeating Proposal 2 if the affirmative votes cast comprise a majority of the votes present and voting, but are less than a majority of the minimum number of shares required to establish a quorum.

•	Also, a broker or other nominee that is a member of a securities exchange is prohibited from voting on Proposal 1 unless the broker or other nominee receives specific voting instructions from the beneficial holder of the shares. Brokers are permitted to vote on routine matters, such as ratification of auditors, without voting instructions from beneficial owners. We encourage all beneficial holders to vote by promptly returning to their brokers or other nominees the voting instruction form they receive from their nominees. Thus, if you do not give your broker specific instructions on Proposal 1, your shares may be treated as “broker non-votes” and may not be voted on this matter, although they will count for purposes of determining whether a quorum exists.

An automated system administered by the Company’s transfer agent will tabulate votes cast by proxy at the meeting, and the inspector of elections appointed for the meeting will tabulate votes cast in person at the meeting.

The Company will bear the cost of soliciting proxies. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. The Company expects to use the services of Alliance Advisors LLC to assist in soliciting proxies and, in such event, the Company expects to pay approximately $3,000 for such services. Original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, electronic mail or personal solicitation by directors, officers or other regular employees of the Company or, at the Company’s request, Alliance Advisors LLC. No additional compensation will be paid to the Company’s directors, officers or other regular employees for such services.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one (1) copy of the Proxy Statement and annual report may have been sent to multiple shareholders in a shareholder’s household. The Company will promptly deliver a separate copy of either document to any shareholder who contacts the Company’s investor relations department at (408) 435-0800, or by mail to Investor Relations Department, Pericom Semiconductor Corporation, 3545 North First Street, San Jose, California 95134, requesting such copies. If a shareholder is receiving multiple copies of the Proxy Statement and annual report at the shareholder’s household and would like to receive a single copy of the proxy statement and annual report for a shareholder’s household in the future, shareholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Pursuant to the Bylaws of the Company, our Board of Directors has fixed the authorized number of directors at seven as of the date of the Annual Meeting. Seven directors will be elected at the Annual Meeting. Each of the nominees named below currently serves as a director of the Company, and each such nominee has consented to being named in this proxy statement and, if elected as a director of the Company, to serve until his term expires.

The seven nominees receiving the highest number of affirmative votes will be elected as directors. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the seven nominees of the Board of Directors named below. In the event that any nominee of the Board is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director, but if such unexpected event occurs, the proxy holders intend to vote all proxies received by them for such substitute nominee(s) as our Board of Directors may propose.

The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and qualified.

Set forth below are the names, ages, committee memberships and certain biographical information relating to the director nominees as of October 12, 2010.

The Board of Directors recommends a vote FOR the nominees listed below.

Name of Nominee	Age	Principal Occupation	Director Since
Alex Chiming Hui	53	Chief Executive Officer, President and Chairman of the Board of Directors	1990
Chi-Hung (John) Hui, Ph.D.	55	Senior Vice President, Research and Development and Director	1990
Hau L. Lee, Ph.D. (1),(3)	57	Director	1999
Dennis McKenna (1),(3),(4)	61	Director	2009
Michael J. Sophie (1),(2)	53	Director	2008
Siu-Weng Simon Wong, Ph.D. (1),(2),(4)	56	Director	2006
Edward Y. Yang (2),(3),(4)	60	Director	2009

(1)	Member of Audit Committee.

(2)	Member of Nominating and Corporate Governance Committee.

(3)	Member of Compensation Committee

(4)	Member of Mergers and Acquisitions Committee.

Mr. Alex Chiming Hui has been Chief Executive Officer, President and a director of the Company since its inception in June 1990, and was elected Chairman of the Board of Directors of the Company in July 1999. Mr. Hui is also the Chief Executive Officer of the Company’s subsidiary, PSE Technology Corporation. From August 1982 to May 1990, Mr. Hui was employed by LSI Logic Corporation, most recently as its Director of Advanced Development. From August 1980 to July 1982, Mr. Hui was a member of the technical staff of Hewlett Packard Company. Mr. Hui holds a B.S.E.E. from the Massachusetts Institute of Technology and an M.S.E.E. from the University of California at Los Angeles.

The Board of Directors has concluded that Mr. Hui should serve as Chairman of the Board of Directors of the Company because of his 20 years working as Chief Executive Officer, 30 years of high tech experience and his educational background.

Dr. Chi-Hung (John) Hui is currently Senior Vice President, Research and Development, of the Company. Prior to November 2005, he served as the Company’s Vice President, Technology. He has been a director of the Company since its inception in June 1990. Dr. Hui also serves on the Board of Directors at one of the Company’s subsidiaries, PSE Technology Corporation. From August 1987 to June 1990, Dr. Hui was employed by Integrated Device Technology, most recently as Manager of its Research and Development Department. From August 1983 to August 1987, Dr. Hui was a member of the technical staff of Hewlett Packard Company. Dr. Hui holds a B.S.E.E. from Cornell University and an M.S.E.E. and a Ph.D. in Electrical Engineering from the University of California at Berkeley.

The Board of Directors has concluded that Mr. Hui should serve as a director of the Company because of his 31 years of experience in the semiconductor industry covering R&D, product development, supply chain management, and intellectual property. Mr. Hui has served as a senior executive at Pericom for 20 years and is familiar with the company’s strategy, direction and operation. He has served as Board Secretary of the Company for almost 20 years and is experienced with the board’s operation.

Dr. Hau L. Lee has been a director since July 1999. From February 1997 through June 2002 Dr. Lee was the Kleiner Perkins, Mayfield, Sequoia Capital Professor in the Department of Industrial Engineering and Engineering Management at Stanford University, and from July 2002 through the present has been the Thoma Professor of Operations, Information and Technology Management at the Graduate School of Business at Stanford University. He is the founding and current director of the Stanford Global Supply Chain Management Forum, and has consulted extensively for companies such as Hewlett Packard, Cisco, Nokia, IBM, Xilinx Corporation, Motorola and Accenture. In October 2004, Dr. Lee joined the board of Integrated Distribution Services Group, Limited, a public distribution and logistics services company based in Hong Kong. In 2010, he was elected to the National Academy of Engineering. Dr. Lee is a graduate of the University of Hong Kong and earned his M.S. in Operational Research from the London School of Economics and his M.S. and Ph.D. degrees in Operations Research from the Wharton School at the University of Pennsylvania.

Dr. Lee has served as a Director for Esquel (private company) from 2001 to present. He has been a Director and Compensation Committee Member for IDS (public company) from 2004 to present. Dr. Lee was also an Audit Committee Member for IDS from 2004 to 2008. He has served as a Director for Rapture World Ltd (private company) beginning in 2010.

The Board of Directors has concluded that Dr. Lee should serve as a director of the Company because of his experience in serving as a director for three public and three private companies. He has been a business professor for 26 years. He has published widely on management science. He has been an executive level consultant to many high tech companies. He has co-founded four companies, one of which has gone public.

Mr. Dennis McKenna has been a director since March 2009. He has over 20 years of executive level experience in the semiconductor, computer/storage, and semiconductor industries. He is currently CEO at Skycross, Inc., an RF centric antenna provider. Mr. McKenna had served as Chairman, CEO and President of Silicon Graphics, Inc., a high performance computer workstation, server and storage systems company from January 2006 through April 2007. Mr. McKenna was interim CEO and President of SCP Global Technologies in 2005, a manufacturer of semiconductor equipment for the cleaning and preparation of structured silicon wafers. Mr. McKenna also served as a director from 2005 to 2007 at Legerity, a fabless semiconductor company focused on communication infrastructure for both carrier and consumer broadband access. From 1997 to 2004, Mr. McKenna was Chairman, CEO and President at ChipPAC, Inc., a company providing manufacturing services for semiconductor assembly and test to global semiconductor companies. He currently is a director of Smart Modular Technologies, a public company, and Skycross, Inc., a private company. Mr. McKenna holds a B.S. in Business Administration from Wayne State University in Detroit, Michigan.

The Board of Directors has concluded that Mr. McKenna should serve as a director of the Company because he has served as a CEO and director of several public and private companies since 2000. He has a good understanding of financial statements, global operations, M&A and strategy development and implementation in high tech industries. These roles have further provided him the ability to understand audit, corporate governance, compensation and strategy as it relates to board and management practices and SEC regulatory requirements.

Mr. Michael J. Sophie has been a director since August 2008. Since May 2006 Mr. Sophie has served on the Boards of several private companies and has provided advisory services. From October 2007 to December 2007, Mr. Sophie served on the Board of Directors of Marvell Technology Group, a provider of storage, communications and consumer silicon solutions. From March 2003 to January 2007, Mr. Sophie served on the Board of Directors of McData Corporation, a provider of storage networking solutions.. He was previously employed at UTStarcom, Inc., a global seller of telecommunications hardware and software products, serving as chief financial officer from August 1999 through August 2005, and as chief operating officer from June 2005 through May 2006. Previously, Mr. Sophie held executive positions at P-Com, Inc., a developer of network access systems, from August 1993 to August 1999, including Vice President Finance, Chief Financial Officer and Group President. From 1989 through 1993, Mr. Sophie was Vice President of Finance at Loral Fairchild Corporation, a unit of Loral, a defense electronics and communications company. He holds a B.S. from California State University, Chico and an M.B.A. from the University of Santa Clara. On May 1, 2008, the SEC issued an order in which UTStarcom, its then CEO, and Mr. Sophie, its then CFO, were ordered to cease and desist from causing or committing violations of federal securities laws described in the order. These laws require filing accurate periodic reports with the SEC, making and keeping accurate books and records, devising and maintaining adequate internal accounting controls, and accurately providing the officer’s certification that must accompany a publicly traded company’s periodic reports. The order states that the two individuals failed to implement and maintain adequate internal controls and falsely certified that UTStarcom’s financial statements and books and records were accurate, as more fully set forth in the order. Mr. Sophie also agreed to pay a civil fine of $75,000. Mr. Sophie consented to the order without admitting or denying the findings (other than SEC jurisdiction). The order did not prevent Mr. Sophie from serving as an officer or director of a publicly traded company.

Effective October 1, 2010, Mr. Sophie was appointed Interim President and Chief Executive Officer of Proxim Wireless Corporation. Mr. Sophie has served as a director and Audit Committee Chairman for Alchip Technologies (private company) from October 2007 to present, NeoPhotonics (private company) from November 2006 to present and Sonics, Inc. (private company) from December 2006 to present. He was a director and Audit Committee Chairman for McData Corp. (private company) from March 2003 to January 2007, Postini Corp. (private company) from October 2004 to August 2007, BCD Semiconductor (private company) from July 2004 to November 2007, and Marvell Inc. (public company) from October 2007 to December 2007. He also served as a director for Atrenta, Inc. (private company) from October 2007 to June 2008.

The Board of Directors has concluded that Mr. Sophie should serve as a director of the Company because he has over 25 years of comprehensive accounting, finance and operational experience with expertise in audit issues and audit committee practices, improving multi-national operating performance, and establishing sources of financing including public and private placements.

Dr. Siu-Weng Simon Wong Dr. Siu-Weng Simon Wong has been a director since September 2006. In 1988, he joined Stanford University and is currently a Professor of Electrical Engineering. Dr. Wong is a Fellow of the IEEE. From 2001 to 2003, Dr. Wong was the CEO of the Hong Kong Applied Science and Technology Research Institute. In 1998, Dr. Wong was a member of the team that founded Atheros Communications, a fabless semiconductor company focusing on WiFi products. From 1998 to 2000, he served as the VP of Manufacturing at Atheros. Dr. Wong is an expert in CMOS devices and integrated components for RF operations. He received his Ph.D. from the University of California, Berkeley.

Dr. Wong became a director of NVoLogic Inc. (private company) in August 2010.

The Board of Directors has concluded that Dr. Wong should serve as a director of the Company because of his experience in high tech industries and his education background. He is an expert in CMOS technology and high speed integrated circuits. In addition to extensive academic research accomplishments, he has direct experience in managing industry technology development and product deployment. He has advised technology companies from start-up to public listing or acquisition.

Mr. Edward Y. Yang has been a director since May 2009. He has international experience in the electronic systems industry. He retired in 2005 after over 25 years of service with Hewlett Packard Company. He had held many important positions while working for Hewlett Packard: VP/Chief Technology Officer (at different times, for the Personal Systems Group and the Computing Systems Organization), Co-leader for the Enterprise Systems Group of the HP/Compaq merger integration, and General Manager — Singapore Networks Operation as a part of the Telecommunication Systems Business Unit. Mr. Yang serves as a director of publicly traded companies Silicon Storage Technology, Inc. (traded on NASDAQ) and Lite-On IT Corporation (traded on the Taiwan Stock Exchange) and a private company, FocalTech. Mr. Yang is a general partner of iD8 Fund under the management of iD Ventures America, LLC. Mr. Yang holds a Master of Science in Electrical Engineering from Oregon State University and participated in the Executive Program of Stanford University’s Graduate School of Business.

Mr. Yang has served as a director and member of the Compensation Committee and Audit Committee for Lite-On (public company) from June 2007 to the present and U Systems, Inc. (private company) from March 2010 to the present. He has served as a director of FocalTech and SiFotonics (private companies) from May 2006 and June 2010, respectively, to the present. He was a director and member of the Compensation Committee and Audit Committee for SST (public company) from November 2007 to April 2010.

The Board of Directors has concluded that Mr. Yang should serve as a director of the Company because of his 25 experience with Hewlett Packard Company including Vice President, Chief Technology Officer and General Manager. Mr. Yang has served as a director of public companies (Lite-On and SST) as well as a member of committees such as audit and compensation.

Board Meetings and Committees

The Board of Directors of the Company held five meetings during fiscal year 2010 (“FY 2010”). During the last fiscal year, no director attended fewer than 75% of all the meetings of the Board and its committees on which he served. The Company encourages, but does not require, its Board members to attend the annual shareholders meeting, and two directors attended our annual meeting in 2009.

The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Mergers and Acquisitions Committee. The Board has determined that a majority of the current Board members, Dr. Lee, Mr. McKenna, Dr. Wong, Mr. Sophie, and Mr. Yang, is “independent” as that term is defined in the listing rules of the NASDAQ Stock Market LLC.

The current members of the Audit Committee are Dr. Lee, Dr. Wong, Dennis McKenna, and Mr. Sophie, who serves as Chairman. The Audit Committee held seven meetings during FY 2010. The primary function of the Audit Committee is to assist the Board of Directors in overseeing management’s conduct of the Company’s (1) financial reporting process, including the financial reports and other financial information provided to the public; (2) systems of internal controls; and (3) annual independent audit of the Company’s financial statements. See “Report of the Audit Committee of the Board of Directors.” The Board adopted and approved a written charter for the Audit Committee in April 2000 and approved an amended and restated charter in July 2004. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in the listing rules of NASDAQ.

The Board of Directors has further determined that Mr. Sophie qualifies as an “audit committee financial expert,” as defined in applicable SEC rules.

The current members of the Compensation Committee are Dennis McKenna, Edward Yang, and Dr. Lee, who serves as Chairman. The Compensation Committee held six meetings during FY 2010. The Compensation Committee, operating under a written charter, reviews and approves the compensation and benefits for the Company’s executive officers, and administers the Company’s 2004 Stock Incentive Plan, 2001 Stock

Incentive Plan, the 1995 Stock Incentive Stock Plan and 2000 Employee Stock Purchase Plan. The Board has determined that all members of the Compensation Committee are “independent” as that term is defined in the listing rules of NASDAQ.

The Board formed its Mergers and Acquisitions Committee in August 2009. This Committee held thirteen meetings during FY 2010. This Committee assists Pericom with evaluating mergers and acquisitions opportunities and it also may approve specified mergers and/or acquisitions or other transactions as such approval authority is delegated to it from time to time by the Board. The current members of the Mergers and Acquisitions Committee are Dr. Wong, Edward Yang and Dennis McKenna, who serves as Chairman.

The Nominating and Corporate Governance Committee met once in FY 2010. The Nominating and Corporate Governance Committee was formed in October 2001 and operates under a written charter. In October 2007, the Board amended the Nominating and Compensation Committee’s charter to provide for greater focus on identifying potential Board of Director candidates. The current members of the Nominating and Corporate Governance Committee are Michael Sophie, Edward Yang, and Dr. Wong, who serves as Chairman. The Board has determined that all members of the Nominating and Corporate Governance Committee are “independent” as that term is defined in the listing rules of NASDAQ. The Nominating and Corporate Governance Committee monitors the size and composition of the Company’s Board of Directors and addresses corporate governance matters. Prior to the Company’s Annual Meeting of Shareholders, the Nominating and Corporate Governance Committee, pursuant to guidelines designed to highlight the necessary qualifications, assists the existing Board in selecting the candidates who will be presented to the Company’s shareholders for election to serve the Company until the next annual meeting.

The Nominating and Corporate Governance Committee considers and makes recommendations to the Board of Directors regarding any shareholder recommendations for candidates to serve on the Board of Directors. However, it has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate given the historical absence of shareholder proposals. The Nominating and Corporate Governance Committee will review periodically whether a more formal policy should be adopted. Shareholders wishing to recommend candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to the Secretary of the Company at 3545 North First Street, San Jose, California 95134, providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating shareholder’s ownership of the Company’s Common Stock at least 120 days prior to the anniversary of the date of mailing of the prior year’s annual proxy materials, to assure time for meaningful consideration by the Nominating and Corporate Governance Committee. A notice recommending that the committee consider a candidate will not be treated as a proposal to bring business before an annual meeting unless the proponent reasonably indicates the latter intention and complies with the advance notice provisions of our bylaws referred to below under “Deadline for Receipt of Shareholder Proposals.” There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder.

In reviewing potential candidates for the Board, the Nominating and Corporate Governance Committee considers the individual’s experience in the semiconductor and related industries, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to get involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. Although we do not have a formal diversity policy, the Committee evaluates the mix of characteristics, skills and experience of the directors, including diversity of personal background, perspective and experience, and assesses nominees and potential candidates in the context of the current composition of the Board and the requirements of the Company. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.

The Board has determined that all members of the Nominating and Corporate Governance Committee are “independent” as that term is defined in the listing rules of NASDAQ.

Access to Corporate Governance Policies

The Company has adopted a Code of Business Conduct and Ethics that applies to, among others, the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, which is designed to qualify as a “code of ethics” within the meaning of SEC rules. Any amendments to or waivers from, any provision of the Code of Business Conduct and Ethics will be promptly disclosed to the public as respectively required by SEC rules and the NASDAQ listing rules. To the extent permitted by such requirements, the Company intends to make such public disclosure by posting the relevant material on its website in accordance with SEC rules.

The charters of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee and the Company’s Code of Business Conduct and Ethics are available on the Company’s website at www.pericom.com. Copies of such documents will also be provided to any shareholder upon written request directed to Investor Relations, Pericom Semiconductor Corporation, at 3545 North First Street, San Jose, California 95134.

Communication between Shareholders and Directors

The Company’s Board of Directors currently does not have a formal process for shareholders to send communications to the Board of Directors. Nevertheless, every effort has been made to ensure that the views of shareholders communicated to our Board are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders on a timely basis. The Board of Directors does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, shareholders wishing to formally communicate with the Board of Directors may send communications directly to Alex C. Hui, Chairman of the Board, c/o Pericom Semiconductor Corporation, 3545 North First Street, San Jose, California 95134.

Relationships among Directors or Executive Officers

Mr. Hui and Dr. Hui are brothers.

Board Leadership Structure and Role in Risk Management

Board Leadership Structure

Mr. Alex Hui currently serves as the Chairman of the Board of Directors and Chief Executive Officer of the Company. The Board of Directors and its Nominating and Corporate Governance Committee believe that the traditional practice of combining the roles of chairman of the board and chief executive officer currently provides the preferred form of leadership for the Company. Mr. Hui has served in these capacities since 1999. Given Mr. Hui’s experience as a co-founder and President, Chief Executive Officer and director of Pericom for 20 years, and Board Chairman since 1999, the respect which he has earned from employees, business partners and shareholders, as well as other members of the semiconductor industry, and his proven leadership skills, the Board of Directors believes the best interests of the Company’s shareholders are met by Mr. Hui’s continued service in both capacities. The Board of Directors believes Mr. Hui’s fulfillment of both responsibilities encourages clear accountability and effective decision-making, and provides strong leadership for the Company’s employees and other stakeholders. Furthermore, the Board of Directors believes that the authority of the combined Chairman of the Board of Directors and Chief Executive Officer is appropriately counter-balanced by the fact that five of the seven directors are independent. Although the Board of Directors has not named a lead independent director, all of the independent directors are actively engaged in shaping the Board of Director’s agenda and the Company’s strategy.

Risk Management

Our Board of Directors oversees Pericom’s management, which is responsible for the day-to-day issues of risk management. Such oversight is facilitated in large part by the Audit Committee, which receives reports from management, the internal audit team and the Company’s independent registered public accounting firm regarding audit procedures, accounting and financial controls, disclosure controls, financial risk assessment and risk management. The Audit Committee discusses the Company’s major risk exposures and the steps that have been taken to monitor and control such exposures with management. Furthermore, the Board and the Nominating and Corporate Governance Committee monitors the Company’s governance and the composition of the Board, and the Compensation Committee monitors the Company’s compensation policies and related risks. In addition, members of the Company’s management may also report directly to the Board of Directors on significant risk management issues.

Director Compensation

Compensation for non-employee directors during FY 2010 generally consisted of an annual retainer, meeting fees, committee membership fees, initial and annual share-based awards.

Annual Retainer and Committee Membership Fees

Under our non-employee director compensation policy, a non-employee director receives annual retainer and committee member fees as follows:

Type of Fee	Amount
Annual Board Retainer (1)	$25,000
Additional Annual Fee to Chairperson of Audit Committee (2)	$20,000
Additional Annual Fee to Chairperson of Compensation Committee (3)	$10,000
Additional Annual Fee to Chairperson of Nominating & Governance Committee (4)	$6,000
Additional Fee to Chairperson of Mergers and Acquisitions Committee of $2,000 per meeting up to a maximum of 15 meetings
Additional Annual Fee to non-Chairperson Member of Audit Committee (2)	$7,500
Additional Annual Fee to non-Chairperson Member of Compensation Committee (3)	$4,000
Additional Annual Fee to non-Chairperson Member of Nominating & Governance Committee (4)	$3,000
Additional Fee to non-Chairperson Member of Mergers and Acquisitions Committee of $1,000 per meeting up to a maximum of 15 meetings

(1)	An additional $1,000 per meeting fee will be provided for every meeting exceeding 8 annual meetings.

(2)	A $1,000 per meeting fee will be provided for every meeting exceeding 10 annual meetings.

(3)	A $1,000 per meeting fee will be provided for every meeting exceeding 5 annual meetings.

(4)	A $1,000 per meeting fee will be provided for every meeting exceeding 4 annual meetings.

Share-Based Awards

Under our non-employee director compensation policy, a non-employee director, at the time of his or her election or appointment to the Board receives (i) an initial option grant to purchase 8,000 shares of the Company’s Common Stock (the “Initial Option Grant”), and (ii) an initial grant of 4,000 restricted stock units of the Company’s Common Stock (the “Initial Unit Grant”), both of which vest over 3 years as more fully described below. Each non-employee director, who has been a director for at least 11 months, receives an annual award consisting of (i) an option grant to purchase 3,000 shares of Common Stock (the “Annual Option Grant”), and (ii) a grant of 1,500 restricted stock units, both of which vest after one year. The initial and annual awards described above are granted under, and are subject to, the Company’s 2001 Stock Incentive Plan or 2004 Stock Incentive Plan. The exercise price of stock option grants made under the Initial and Annual Option Grant is equal to the closing price of a share of the Company’s Common Stock on the NASDAQ Global Select Market on the date of grant.

A restricted stock unit awarded to our non-employee directors represents a contractual right to receive one share of the Company’s Common Stock if the time-based vesting requirements are satisfied. Subject to the non-employee director’s continued service, the restricted stock units subject to the Initial Unit Grant vest in three substantially equal annual installments on each of the first through third anniversaries of the grant date.

Restricted stock units will generally be paid in an equivalent number of shares of the Company’s Common Stock as they become vested.

The table below summarizes the compensation earned by our non-employee directors during the fiscal year ended July 3, 2010. Mr. Alex Chiming Hui and Dr. Chi-Hung (John) Hui are employees, executive officers, and directors of Pericom. They are not included in the table below because they do not receive any additional compensation for services provided as directors.

Directors Compensation Table for the Fiscal Year Ended July 3, 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	Total ($)
Hau Lee, Ph.D.	$42,500	$13,815	$16,570	$72,885
Dennis McKenna (3)	37,750	—	—	37,750
Michael J. Sophie	48,000	13,815	16,570	78,385
Siu-Weng Simon Wong, Ph.D.	38,500	13,815	16,570	68,885
Edward Y. Yang (3)	35,503	—	—	35,503

(1)	These dollar amounts reflect the aggregate grant date fair value for option awards in FY 2010 in accordance with FASB ASC Topic 718. Therefore, these amounts do not represent payments actually received by the directors. The assumptions used to calculate the value of the awards are set forth in Note 15 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended July 3, 2010.

For equity awards granted in FY 2010, the grant dates and fair values computed in accordance with ASC Topic 718 was as follows:

	Grant Date	Stock Awards ($)	Option Awards ($)
Hau Lee, Ph.D.	12/11/2009		$16,570
	2/9/2010	$15,815
Michael J. Sophie	12/11/2009		16,570
	2/9/2010	15,815
Siu-Weng Simon Wong, Ph.D.	12/11/2009		16,570
	2/9/2010	15,815

(2)	For these directors, the aggregate number of unvested stock awards and unexercised option awards outstanding at July 3, 2010, were:

	Unvested Stock Awards (# of shs)	Unexercised Option Awards (# of shs)
Hau Lee, Ph.D.	1,500	62,000
Dennis McKenna	2,664	8,000
Michael J. Sophie	4,164	11,000
Siu-Weng Simon Wong, Ph.D.	1,500	24,000
Edward Yang	2,664	8,000

(3)	Mr. McKenna and Mr. Yang joined our board in March and May 2009, respectively, received the initial board appointment awards of 8,000 options and 4,000 restricted stock units in fiscal year 2009, and therefore did not receive the annual director equity awards for FY2010.

The required vote for Proposal No. 1 is described above under “Information Concerning Solicitation and Voting — Voting and Solicitation.”

The Board of Directors unanimously recommends a vote FOR the election of each of the seven director nominees to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The firm of Burr Pilger Mayer, Inc. conducted the audits of our financial statements for fiscal years 2010 and 2009. The Audit Committee has re-appointed Burr Pilger Mayer, Inc. as the independent registered public accounting firm to conduct the fiscal year 2011 audit of our financial statements, and the Board of Directors requests that our shareholders ratify this appointment.

Representatives from Burr Pilger Mayer, Inc. are expected to be present at the annual meeting. The representatives will have the opportunity to make a statement and will be available to respond to appropriate questions. In the event the shareholders do not ratify the appointment, the Audit Committee will reconsider the appointment.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Burr Pilger Mayer, Inc. for the audit of the Company’s annual financial statements for the year ended July 3, 2010 and June 27, 2009, and fees billed for other services rendered by Burr Pilger Mayer, Inc. during those periods.

	Fiscal 2010	Fiscal 2009
Audit Fees (1)	$696,375	$800,430
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—

(1)	Audit Fees consist of fees and expenses billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Burr Pilger Mayer, Inc. in connection with statutory and regulatory filings or engagements. This category also includes fees that totaled $133,000 relating to the Company’s review of accounting matters for the first three quarters of fiscal 2009, undertaken at the direction of the Audit Committee during fiscal year 2010.

(2)	There were no Audit-Related Fees incurred in FY 2010 or 2009 which would have consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	There were no Tax Fees incurred in FY 2010 or 2009 which would have consisted of fees billed for professional services rendered for tax compliance, tax advisor and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance and tax planning.

(4)	There were no All Other Fees incurred in FY 2010 or 2009 which would have consisted of fees for products and services other than the services reported above.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services performed by the independent auditor. The Audit Committee will periodically grant general pre-approval of categories of audit and non-audit services. Any other services must be specifically approved by the Audit Committee, and any proposed services exceeding pre-approved cost levels must be specifically pre-approved by the Audit Committee. In periods between Audit Committee meetings, the Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve additional services, and his pre-approvals are then communicated to the full Audit Committee at its next meeting.

No audit-related, tax or other non-audit services were approved by our Audit Committee pursuant to the de minimis exception to the pre-approval requirement under paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X during the 2010 or 2009 fiscal year.

The required vote for Proposal No. 2 is described above under “Information Concerning Solicitation and Voting — Voting and Solicitation.”

The Board of Directors unanimously recommends a vote FOR the ratification of Burr Pilger Mayer, Inc. as the Company’s independent registered public accounting firm for fiscal year 2011.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The following table sets forth certain information concerning the executive officers and directors of the Company and their respective ages as of October 12, 2010:

Name	Age	Position(s)
Alex Chiming Hui	53	Chief Executive Officer, President and Chairman of the Board of Directors
Chi-Hung (John) Hui, Ph.D.	55	Senior Vice President, Research and Development and Director
Aaron Tachibana	50	Senior Vice President, Finance, and Chief Financial Officer
Gerry Liu, Ph.D.	54	Senior Vice President, Marketing
Angela Chen	52	Senior Vice President, Finance Asia
Hau L. Lee, Ph.D. (1),(3)	57	Director
Dennis McKenna (1),(3),(4)	61	Director
Michael J. Sophie (1),(2)	53	Director
Siu-Weng Simon Wong, Ph.D. (1),(2),(4)	56	Director
Edward Yang (2),(3),(4)	60	Director

(1)	Member of Audit Committee.

(2)	Member of Nominating and Corporate Governance Committee.

(3)	Member of Compensation Committee.

(4)	Member of Mergers and Acquisition Committee.

Biographical information concerning directors, who are standing for re-election to the Board, is set forth in “Proposal No. 1—Election of Directors” of this proxy statement. Set forth below is biographical information concerning the Company’s executive officers who are not directors.

Mr. Aaron Tachibana has been Pericom’s Senior Vice President, Finance and Chief Financial Officer since March 2010. He served as Senior Vice President and Chief Financial Officer of Asyst Technologies, Inc. from August 2008 to February 2010. On April 20, 2009, Asyst filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code, and its Japanese subsidiaries entered into related voluntary proceedings under Japan’s Corporate Reorganization Law. He joined Asyst in June 2004 as Division Controller. Mr. Tachibana served with Asyst as Vice President, Finance, and Principal Accounting Officer from June 2007 to August 2008, Senior Director, FP&A and Operational Finance from January 2005 to May 2007, and Division Controller from June 2004 to December 2004. From December 2000 to June 2003, Mr. Tachibana was Vice President, Corporate Planning & Development of Allied Telesyn, Inc., a provider of networking solutions. From November 1999 to October 2000, he served as Vice President, Chief Financial Officer of TapCast, Inc., a provider of software applications and content delivery to wireless devices, and from July 1997 to October 1999, he was Vice President, Controller of TeraStor Corporation, a provider of optical recording and storage devices. Mr. Tachibana also previously held financial management positions with Maxtor Corporation and was a member of the Financial Management program at the General Electric Company. Mr. Tachibana holds a Bachelor’s degree in Business Administration — Finance, from San Jose State University.

Dr. Gerry (Shao-Hung) Liu joined Pericom in May 2007 as Senior Vice President of Marketing. Prior to joining the Company, Dr. Liu was the Vice President of Marketing and CFO at S3 Graphics, an affiliate of VIA Technologies, a manufacturer of motherboard chipsets. Among his accomplishments during his seven years at VIA/S3 Graphics, he led the strategic restructuring of the company, which VIA acquired in 2000. Prior to joining VIA in 2000, Dr. Liu was Division President of Video Graphics at Trident Microsystems after serving as corporate Senior Vice President of Marketing. He was President and Founder of Knights Technology which was acquired by Electroglas, as well as Omega Micro which was later acquired by Trident Technologies. Dr. Liu has served as a director on multiple technology association boards and has been the recipient of the National Friendship Award by the China State Administration of Foreign Experts Affairs for

his long-term contribution to its technology industry. Additionally, he received an Outstanding Alumni Award from the University of Illinois where he received his M.S.C.S. Dr. Liu also holds a B.S.E.E. from National Taiwan University and a Ph.D. in Computer Science from the University of California at Berkeley.

Ms. Angela Chen has been Senior Vice President, Finance Asia since March 2010. From April 2006 to March 2010, Ms. Chen served as Vice President, Finance and Chief Financial Officer of the Company. From August 2005 until April 2006, Ms. Chen was VP Finance, Asia for the Company, overseeing the financial activities of the Company’s Asian operations including Pericom Taiwan Ltd, Saronix-eCERA and Pericom Technology, Inc. (“PTI”). Previously, Angela held the role of CFO and VP of Finance, Administration & IT of PTI, Pericom’s affiliated company in Asia, since May 2002. Prior to joining Pericom in 2002, Angela was Chief Operating Officer and VP, Finance, Administration & Operations of Feiya Technology Corporation, a technology company designing memory controllers and their applications, from 2001 to 2002, and was CFO and VP, Finance, Administration and IT with terminal manufacturer Wyse Technology Taiwan Ltd. from 1996 through 2001. Angela received her MBA with a major in Accounting from National Taiwan University, and her BA with a major in Accounting from Soochow University in Taiwan.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses our compensation program in fiscal year 2010 (“FY 2010”) for Alex Chiming Hui, our Chief Executive Officer (the “CEO”); Chi-Hung (John) Hui, our Senior Vice President, Research and Development; Aaron Tachibana, our Senior Vice President, Finance and Chief Financial Officer; Dr. Gerry (Shao-Hung) Liu, Senior Vice President, Marketing; and Angela Chen, Senior Vice President, Finance Asia (collectively, the “named executive officers”).

Overview of Executive Compensation Program and Objectives

We believe we have a results-oriented executive compensation program. Our overall target executive compensation levels are in accordance with market compensation, but actual payment of the annual performance bonuses requires successful Company and individual performance. Our executive compensation program is designed to attract and retain qualified executive officers with strong leadership skills, commensurate knowledge and appropriate experience, while also considering the level of responsibility and performance required in each of the executive positions. In general, executives with the highest level and amount of responsibility have the lowest percentage of their annual compensation as base salary and highest percentage of their compensation at risk. In FY 2010, our executive compensation program consisted of these principal elements: (1) base salary; (2) an annual performance cash bonus, (3) long term incentive compensation in the form of stock options and restricted stock units; and (4) personal benefits.

Objectives of our Compensation Program

The primary goal of our executive compensation program is to create and enhance the long-term value of shareholders’ equity. To reach this primary goal, we use various compensation elements, including base salary, performance based cash compensation, incentive share-based compensation and an employee stock purchase plan. We have developed our programs to fulfill several secondary goals:

•	To attract talent to our executive management team;

•	To align our executives’ objectives with the objectives of our shareholders;

•	To encourage the development of long-term corporate financial goals;

•	To foster fair treatment and respect for all our employees;

•	To empower our team to perform their functions ethically and forthrightly; and

•	To retain our professionals for long-term productive careers.

We review each executive’s compensation elements and the results each executive has obtained on an annual basis, modifying each package to optimize our team’s performance. In particular, the Compensation Committee (“the Committee”) of the Board of Directors reviews:

•	The executive officer’s level of responsibilities;

•	The executive officer’s achievement of goals and objectives which were established by the Committee for that executive in the prior year;

•	The executive officer’s contribution to our financial results;

•	The executive officer’s introduction of new initiatives to enhance the Company’s performance; and

•	The executive officer’s demonstrated leadership effectiveness.

We set overall target compensation in line with the average compensation level of selected companies to which we annually compare our executive compensation (as further described under “Elements of Our Compensation Program: Why We Chose Each, How Each Was Related to Our Objectives and How We Determined the Amounts” below). Fifty percent of actual bonus compensation depends on the successful achievement of financial performance goals against a specific performance metric for the Company and the remaining fifty percent of the annual bonus compensation depends on successful achievement of specified individual performance goals for each executive.

What Our Compensation Program is Designed to Reward

Our executive compensation program is designed primarily to reward the achievement of financial goals using metrics which we believe are the best indicators of success for our business. Since we believe that a growing, profitable company creates stockholder value, the design of our executive compensation program in FY 2010 emphasizes the achievement of various measures of profitability and growth.

Company performance comprises fifty percent of the annual performance cash bonus plan. The metric we selected for our annual performance cash bonus plan is our actual diluted earnings per share for the fiscal year in comparison to previously established diluted earnings per share goal. The remaining fifty percent of the annual performance cash bonus is based on individual metrics which were tailored to each executive’s position and role at Pericom. Similar executive responsibilities were assigned similar bonus percentages but revenue goals were more highly weighted. We designed our annual performance cash bonus plan to emphasize stockholder value creation through improvement in the financial performance of our Company and achievement of individualized targets relating to the portions of our business that these executives oversee and manage. Through the use of stock options and restricted stock units, our executive compensation program is also designed to reward growth in our stock price, which directly benefits our stockholders, and to provide strong incentives for the executives to remain employed with us.

Elements of Our Compensation Program: Why We Chose Each, How Each Was Related to Our Objectives and How We Determined the Amounts

In FY 2010, our executive compensation program consisted of the following four principal elements: (1) base salary; (2) annual performance cash bonus; (3) long-term incentive compensation in the form of stock options and restricted stock units; and (4) personal benefits. The principal elements of our executive compensation program in FY 2010 are described below.

Base Salary. Base salary represents the single, fixed component of the four principal elements of our executive compensation program and is intended to provide a baseline, minimum amount of annual compensation for our executives.

Our Chief Executive Officer (the “CEO”) reviews the compensation of each of the other executive officers each year, applying various measurement scores to each officer’s achievement of certain performance goals which were set for the prior year. The CEO presents the results of the measurements, along with his current compensation recommendations, to the Compensation Committee of the Board of Directors, comprised of independent directors, annually. The Committee reviews each executive’s performance, as measured and reported by the CEO, reviews the overall Company’s performance as related to the goals set by the Board of Directors and either grants or amends the CEO’s recommendations, based on the Committee members’ judgment of the facts and circumstances.

The Committee uses a variety of tools to assist it in determining appropriate executive officer compensation and the components of that compensation, including, but not limited to, our performance, the executive’s performance, independent surveys, and comparisons to public records of similarly sized industry peers. The Committee also engaged the service of Compensia, a professional company specializing in executive compensation, to review the company executives’ compensation in light of benchmarks and trends. In FY 2010, the companies used as benchmarks in the Compensia analysis were:

Actel	Advanced Analogic Technologies	Applied Micro Circuits
Cirrus Logic	DSP Group	Entropic Communications
Exar	Integrated Silicon Solution	Lattice Semiconductor
Micrel	Mindspeed Technologies	Monolithic Power Systems Inc.
PLX Technology, Inc.	Supertex	Techwell
Volterra Semiconductor

The Compensation Committee of the Board of Directors, comprised of independent outside directors, determines the annual compensation for our CEO. This is done following criteria similar to those used to determine the compensation for our other executive officers. In 2010, the Compensation Committee engaged Compensia to perform a benchmarking analysis. The Compensation Committee used the analysis and the recommendations from Compensia to determine executive compensation in base salary, incentive compensation and equity grants. The analysis of benchmarking companies showed that in 2010, Pericom compensation was below the median of our benchmarks. The Compensation Committee adjusted the total cash compensation and equity grants upwards to close the gap between Pericom’s levels and the median, with the intent that gradually the Company’s compensation would be roughly equivalent to the benchmark medians. Between salary and incentive compensation, the Committee placed the balance towards incentive compensation to better align the interests of the Company with executive compensation.

Annual Performance Cash Bonus. Our annual performance cash bonus plan is formula-based and seeks to motivate our senior executives by rewarding them when our annual financial performance goals are met or exceeded and on the executive officer’s contribution to the Company’s achievement of specified financial and performance goals which we measure and monitor on an annual basis. The specific bonus formulas were selected to achieve target cash bonus amounts for our named executive officers based on corporate financial performance goals and on non-financial performance goals and targets that we chose for FY 2010. The specific bonus formulas have also been selected so that the relative difficulty of achieving the FY 2010 target bonuses generally increased as compared to achieving the prior year target bonuses.

As a group, approximately 29% of our total executive compensation for FY 2010 was in the form of cash bonuses. The Company’s financial performance goal for FY 2010 was tied to diluted income per share. The Company’s non-financial performance goals were assigned to individual executive officers and related to each officer’s function in the Company. These non-financial goals included such things as attaining a certain market-share, industry leadership, product innovation and development, operational efficiency and excellence, cost containment, innovation, development of new markets, increases in sales to existing customers, process improvement, retention of staff, meeting deadlines, improvement in customer satisfaction and reducing waste.

Corporate Financial Performance Goals

The Committee determined the financial performance goal for the Company for FY 2010 would be to achieve diluted income per share of $0.32 for the fiscal year. The Company’s actual achievement was $0.42 per diluted share for fiscal 2010.

One-half of each executive officer’s bonus payment was calculated based on multiplying one-half of the officer’s target bonus by (a) the percentage of the Company’s actual financial performance to its target goal and (b) the percentage rating of the executive officer’s actual performance against the executive officer’s target goals. For example, the Company reached 133% of its diluted EPS target for FY 2010 ($0.42/0.32). For purposes of illustration, if an executive officer met 80% of the previously set individual goals for his position and the target bonus set for the officer was $50,000, then the officer would have received 133% x 80% x $50,000 x 1/2 or $26,600 for the Company’s financial performance portion of his bonus.

Corporate Non-Financial Performance Goals

The remaining one-half of each executive officer’s bonus was determined based on such executive officer’s performance, unrelated to the Company’s financial performance. Continuing the illustration in the previous paragraph, with the executive officer achieving 80% of his or her individual goals, the officer would receive 80% x $50,000 x 1/2 or $20,000 for the non-financial performance portion of the bonus plan.

The Compensation Committee believes that this bonus plan is fair and equitable, rewarding strong performance while penalizing poor performance even in situations where the Company does well.

The Committee determined a minimum level of individual performance which each executive officer had to obtain before he or she could be eligible for any part of his or her bonus. If an individual executive officer did not reach at least the sixtieth percentile of achievement in his or her personal performance measurement in

FY 2010, that officer would not be eligible for any part of the bonus. If the Company did not reach at least the fiftieth percentile in its performance measurement, the Company performance based part of the bonus would not have been paid.

We believe the most important factors against which we measure each executive officer’s performance were delivery of the Company’s performance in comparison to plan and secondarily the individual’s performance in comparison to individual objectives and goals.

The following table lists the specific performance goals that we set for each of our executive officers for FY 2010 and the weighting assigned to the corporate non-financial performance goals:

Named Executive Officer	Individual Performance Goals Set for FY 2010
Alex Chiming Hui	Achievement of predetermined Corporate EPS performance and the average combined performance of the executive officer staff (each element weighted at 50%)
Chi-Hung (John) Hui	Achieve key technology enhancement goals for current product lines and develop new technologies for new business opportunities (50%)
Deliver key new products on time for current product lines to meet customer requirements (50%)
Angela Chen	Performance of specific financial goals (90%)
Work on stock based compensation scheme for Asia staffs (10%)
Gery (Shao-Hung) Liu	Achieve predetermined margin and revenue goals for specific product lines, achieve revenue growth target for specific market segments (75%)
Marketing and product proposals and assessments, other operating objectives and other financial measurements (25%)
Aaron Tachibana	Guaranteed bonus prorated from start of employment (March 15, 2010) to end of FY2010 (July 3, 2010)

In FY 2010 and for FY 2011 the Compensation Committee set the CEO’s bonus at target levels of 54% and 60%, respectively, of his base salary from Pericom (which does not take into account compensation from Saronix-eCERA), provided 100% of the Company’s financial performance and 100% of his individual goals were reached. With respect to FY 2010, after reviewing both performances, the Committee awarded Mr. Alex Chiming Hui a bonus of 55% of his base salary, or $179,701.

Similarly, the target bonuses of the other executive officers range from 27% to 39% of those executives’ base salaries in FY 2010 and 30% to 41% for FY 2011 provided that 100% of the Company’s financial performance and 100% of each officer’s individual goals are reached. Accordingly, with respect to FY 2010, the Committee awarded Chi-Hung (John) Hui a bonus amounting to $104,725, or 40% of his base salary. Angela Chen received a bonus amounting to $99,472, or 45% of her base salary in FY 2010. Gerry (Shao-Hung) Liu received a bonus of $62,466 or 28% of his base salary in FY 2010. In addition, Aaron Tachibana, who joined Pericom in March 2010 as Chief Financial Officer, received a guaranteed bonus, pursuant to his employment offer letter, of $23,360 for FY 2010, which was 35% of his base salary for fiscal 2010.

Because our performance cash bonus plan is incentive for performance to occur over the bonus plan period, the awards under this plan are reported in the Non-Equity Incentive Plan columns of the Summary Compensation Table and Grants of Plan-Based Awards for the Fiscal Year Ended July 3, 2010 table under “Executive Compensation” below.

Long-term Incentive Compensation — Stock Options and Restricted Stock Units. In FY 2010, our equity incentive program for our senior executives consisted of stock options and awards of restricted stock units.

Stock options give the executives the right to purchase at a specified price (that is, the market price of our common stock on the date when the option is granted) a specified number of shares of our common stock for a specified period of time (generally ten years), and the executives can exercise this right as the options vest (i.e., become exercisable) for the remainder of the term. Our executives realize value on these options only if our stock price increases (which benefits all shareholders) and only if the executives remain employed with us beyond the date their options vest. Generally, the options granted to our senior executives vest 25% each year over a period of four years and have an exercise price equal to fair market value of our common stock on the grant date.

Restricted stock units (“RSUs”) are also known as “full value awards” and are awards for which the recipient pays no exercise or purchase price. RSUs allow our executives to realize value irrespective of price movements in the stock as long as they remain employed with us beyond the date their RSUs vest. Thus RSUs can continue to provide incentives even as stock options go “underwater” in economic downturns. Generally, the RSUs granted to our senior executives vest 25% each year over a period of four years.

Our Compensation Committee determines the numbers of options to purchase the Company’s common stock and units of restricted stock that are granted to each executive officer. The Compensation Committee determines the size and mix of each grant based on the executive officer’s position, level of responsibility and longevity in employment. The Committee authorizes grants to executive officers periodically, and in most cases, annually. The Company issues stock options with exercise prices that equal the fair market value of the underlying stock on the date of the grant.

The Compensation Committee believes that equity awards align our executive officers’ interests with our shareholders’ interests by creating a direct association between the officers’ compensation and our shareholders’ return on their investment in the Company. The Committee also believes that this form of compensation provides our executives with a significant, long-term interest in the Company’s success and growth. In addition, the Committee believes equity awards help retain key executives, especially in the competitive market in which the Company operates.

Accordingly, the Committee determines appropriate levels of equity awards when reviewing each executive officer’s annual compensation package. The Committee considers several factors in their determination of appropriate awards, including prior performance, length of service, related responsibilities, other components of compensation, comparisons to awards to individuals in similar positions in our industry and the accomplishment of goals and directives. Compensia has also provided the Committee with benchmarking data and industry trends on stock grants.

Stock grants awarded to the named executive officers are in the form of both stock options and RSUs, and the awards are approximately 50% of each in terms of value. For FY 2010, the Committee awarded stock grants valued at $523,937 to Alex Chiming Hui, $314,062 to Chi-Hung (John) Hui, $174,478 to Angela Chen, $81,255 to Gerry (Shao-Hung) Liu, and $529,470 to Aaron Tachibana (the awards for Mr. Tachibana, who joined Pericom in March 2010, were made pursuant to his employment offer letter).

The Committee has made its annual stock grants of options and RSUs to the named executive officers for fiscal 2011. The Committee awarded stock grants valued at $374,377 to Alex Chiming Hui, $224,281 to Chi-Hung (John) Hui, $66,849 to Angela Chen, and $58,658 to Gerry (Shao-Hung) Liu.

Personal benefits

Retirement Plans

We offer all our employees an opportunity to participate in the Company-sponsored, employee-funded 401(k) plan. Each employee can defer a certain amount of their compensation up to a certain statutory limit. Income earned from the deferred compensation is not taxable until certain age and other requirements occur. This benefit provides retirement payments after the employee reaches a certain age.

Employee Stock Purchase Plan

We offer all our employees, except executive officers who also serve on the Board of Directors, entry into our employee stock purchase plan. This plan provides the employee the opportunity to purchase the Company’s common stock at a discounted price at certain preset times during the year. Currently, purchases under the plan can be made with up to 10% of the employee’s compensation up to certain limitations set by the IRS. The plan offers certain tax benefits to any employee who holds the stock for a prescribed length of time.

Tax and Accounting Considerations in Compensation

Income tax regulations involved in compensation, especially share-based compensation, are complex and restrictive. Numerous regulations and Internal Revenue Code (“IRC”) sections contribute to limitations on the amounts of compensation that we can deduct for income tax purposes and in which periods those deductions can be taken. As a result we employ independent tax experts to advise us on the proper treatment of our compensation plans.

In addition, IRC Section 162(m) disallows any tax deduction for compensation in excess of $1 million paid to any executive officer whose total compensation is required by Securities and Exchange Commission rules to be reported in our annual proxy statement. The provisions of Section 162(m) exclude certain types of performance-based remuneration, but only if:

•	the performance goals are set by a committee comprised of outside directors,

•	the performance goals are disclosed to and approved by a majority of the shareholders prior to payment, and

•	if the committee determining the performance goals certifies that the goals have been satisfied.

While we have not exceeded this limitation in the past, the Compensation Committee may, in the future, elect to compensate any of our executive officers with amounts that may exceed this overall limitation.

We accrue the cost of our non-equity compensation periodically throughout the year, accruing approximately 25% of the expected cost each quarter. As of July 3, 2010 we had accrued 100% of the projected cost of our non-equity compensation for the fiscal year ended July 3, 2010. Once final calculations of the non-equity compensation were completed in the first quarter of the fiscal year ended July 2, 2011, we adjusted the accrued balance to the actual cost incurred. The adjustment was immaterial.

We account for share-based compensation following FASB ASC Topic 718. Topic 718 requires that we recognize the cost of stock option and RSU awards over the vesting period of the awards for financial statement purposes, using the Black-Scholes-Merton stock-option valuation methodology.

Change in Control Agreements with Our Executive Officers

All of our executive officers serve the Company on an at-will basis.

The Company entered into change in control agreements with each of the executive officers which provide a continuation of benefits and severance payments in the event of a change of control of the Company. These benefits and payments are described below under the heading “Potential Payments upon Termination or Change in Control.”

COMPENSATION COMMITTEE REPORT

This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that Pericom specifically incorporates it by reference into a document filed with the SEC.

The Compensation Committee reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this proxy statement.

MEMBERS OF THE COMPENSATION COMMITTEE

Dr. Hau Lee, Chairman

Dennis McKenna

Edward Yang

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information concerning compensation of the Company’s Chief Executive Officer, its Chief Financial Officer and each of the other executive officers of the Company, which we refer to as our “named executive officers.” Currently, the Company has in addition to its Chief Executive Officer and Chief Financial Officer, only three other executive officers. We refer to our fiscal years ended July 3, 2010, June 27, 2009, and June 28, 2008, as “FY 2010,” “FY 2009,” and “FY 2008” respectively.

Name and Principal Position	Fiscal Year	Salary ($)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)(4)	Total ($)
Alex Chiming Hui	2010	$320,068	(1)	$247,247	$276,690	$179,701		$14,256	$1,037,962
Chief Executive Officer,	2009	307,933	(1)	741,552	334,963	—		13,680	1,398,128
President and Chairman	2008	309,788	(1)	—	420,852	152,888	(1)	12,332	895,860
of the Board

Aaron Tachibana	2010	63,462		286,250	243,220	23,360		—	616,292
Senior Vice President,
Finance and CFO (5)

Angela Chen(6)	2010	220,940		82,082	92,396	125,495		—	520,913
Senior Vice President,	2009	211,809		186,078	83,741	—		—	481,628
Finance Asia	2008	188,077		—	122,748	71,402	(1)	—	382,227

Dr. Chi-Hung (John) Hui	2010	254,831		148,148	165,914	104,725		14,256	687,874
Senior Vice President,	2009	244,528		460,608	167,482	—		13,680	886,298
Research and	2008	223,051		—	294,596	94,016	(1)	12,332	623,995
Development

Dr. Gerry (Shao-Hung) Liu	2010	224,074		38,038	43,217	62,466		—	367,795
Senior Vice President,	2009	211,467		30,033	141,744	—		—	425,644
Marketing	2008	174,267		—	122,255	42,400		—	338,922

(1)	A portion of these amounts represents compensation earned by Alex Chiming Hui, Angela Chen and Chi-Hung (John) Hui from our 99.9%-owned subsidiary Saronix-eCERA (“SRe”), as described in more detail below under “Certain Relationships and Related Transactions.”

(2)	The amounts shown in this column represent the aggregated grant date fair value of options in the years indicated in accordance with FASB ASC Topic 718. The amounts shown here do not represent actual payments in the years indicated or the value that may be realized upon exercise of the options or vesting of stock awards. The assumptions used to calculate the value of the awards are set forth in Note 15 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended July 3, 2010.

(3)	The amounts shown in this column were accrued and awarded for the fiscal year shown and paid in the first quarter of the following fiscal year.

(4)	For the years shown, these amounts include automobile allowances for Alex Chiming Hui and Chi-Hung (John) Hui.

(5)	Mr. Tachibana joined Pericom as its Senior Vice President, Finance and Chief Financial Officer in March 2010.

(6)	Ms. Chen became Senior Vice President, Finance Asia in March 2010, with responsibility for Pericom’s finance and accounting functions in Asia. With this appointment, she ceased being the Company’s Chief Financial Officer.

Grants of Plan-Based Awards for the Fiscal Year Ended July 3, 2010

The following table shows all plan-based awards which Pericom granted to the named executive officers during FY 2010. The equity awards are also reported in the Outstanding Equity Awards table.

Name	Grant Date	Estimated Target Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number Of Securities Underlying Options (#)(3)	Exercise Or Base Price Of Options Awards ($/Sh)	Grant Date Fair Value Of Stock And Option Awards ($)
Alex Chiming Hui	—	$155,561
	11/10/2009			55,700	$10.01	$276,690
	11/10/2009		24,700			247,247

Aaron Tachibana	—	23,360
	3/15/2010			50,000	$9.68	$243,220
	5/11/2010		25,000			286,250

Angela Chen	—	81,748
	11/10/2009			18,600	$10.01	$92,396
	11/10/2009		8,200			82,082

Chi-Hung (John) Hui	—	99,384
	11/10/2009			33,400	$10.01	$165,914
	11/10/2009		14,800			148,148

Gerry Liu	—	60,500
	11/10/2009			8,700	$10.01	$43,217
	11/10/2009		3,800			38,038

(1)	Awards shown under “Estimated Target Future Payouts Under Non-Equity Incentive Plan Awards” are the award amounts under the Company’s annual performance cash bonus plan assuming 100% achievement of Company and individual goals. Under this plan, amounts payable are dependent upon the achievement the Company’s financial performance goals and individual executive officer goals. Participants could receive from zero to 100% or more of the target award depending on the degree to which goals were achieved. Award targets are communicated to the executives, the outcomes of which are substantially uncertain at the time they are established. Awards may exceed the target if Company and/or individual goals are exceeded.

(2)	The restricted stock unit awards vest, subject to continued employment with the Company, at the rate of 1/4 of the shares awarded on each of the first four anniversary dates following the grant date.

(3)	The option awards vest, subject to continued employment with the Company, at the rate of 1/48th of the shares per month over the following 48 months with the exception of Aaron Tachibana’s award. As his award is a new-hire grant, vesting is at the rate of 25% on the first anniversary date following the grant date and monthly thereafter over the following 36 months. The exercise price of each option set forth above was the closing price of our stock on NASDAQ on the grant date.

Employment and Change of Control Arrangements

All of our executive officers serve the Company on an at-will basis without employment agreements. We have not entered into written employment agreements with our executive officers.

The Company has entered into change in control agreements with each of the executive officers which provide a continuation of benefits and severance payments in the event of a change of control of the Company. These benefits and payments are described below under the heading “Potential Payments upon Termination or Change in Control.” Please refer to “Compensation Discussion and Analysis” above for a discussion of the elements of the officers’ compensation in relation to total compensation and related analysis.

Outstanding Equity Awards Table as of July 3, 2010

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Alex Chiming Hui	36,664	(3)	—	16.56	4/24/2001	4/24/2011
	3,336	(3)	—	16.56	4/24/2001	4/24/2011
	120,000	(3)	—	13.96	6/25/2001	6/25/2011
	12,500	(3)	—	13.40	10/22/2001	10/22/2011
	50,000	(3)	—	11.50	6/24/2002	6/24/2012
	28,594	(3)	—	8.40	4/21/2003	4/21/2013
	21,406	(3)	—	8.40	4/21/2003	4/21/2013
	35,000	(3)	—	10.50	4/19/2004	4/19/2014
	45,000	(3)	—	8.03	4/18/2005	4/18/2015
	48,958	(2)	1,042	8.40	7/31/2006	7/31/2016
	40,000	(2)	20,000	16.03	11/2/2007	11/2/2017
					8/11/2008		15,000	137,250
	22,000	(2)	26,000	15.45	8/11/2008	8/11/2018
					2/9/2009		53,600	490,440
					11/10/2009		24,700	226,005
	8,123	(2)	47,577	10.01	11/10/2009	11/10/2019

Chi-Hung (John) Hui	2,089	(3)	—	16.56	4/24/2001	4/24/2011
	22,911	(3)	—	16.56	4/24/2001	4/24/2011
	75,000	(3)	—	13.96	6/25/2001	6/25/2011
	7,000	(3)	—	13.40	10/22/2001	10/22/2011
	30,000	(3)	—	11.50	6/24/2002	6/24/2012
	12,500	(3)	—	8.40	4/21/2003	4/21/2013
	17,500	(3)	—	8.40	4/21/2003	4/21/2013
	21,000	(3)	—	10.50	4/19/2004	4/19/2014
	30,000	(3)	—	8.03	4/18/2005	4/18/2015
	34,271	(2)	729	8.40	7/31/2006	7/31/2016
	28,000	(2)	14,000	16.03	11/2/2007	11/2/2017
					8/11/2008		8,100	74,115
	11,000	(2)	13,000	15.45	8/11/2008	8/11/2018
					2/9/2009		36,400	333,060
					11/10/2009		14,800	135,420
	4,871	(2)	28,529	10.01	11/10/2009	11/10/2019

Aaron Tachibana	50,000	(1)	—	9.68	3/15/2010	3/15/2020
						5/11/2010	25,000	228,750

Angela Chen	25,000	(1)	—	8.88	9/15/2005	9/15/2015
	35,000	(1)	—	10.25	4/6/2006	4/6/2016
	11,667	(2)	5,833	16.03	11/2/2007	11/2/2017
					8/11/2008		3,000	27,450
	5,500	(2)	6,500	15.45	8/11/2008	8/11/2018
					2/9/2009		15,400	140,910
					11/10/2009		8,200	75,030
	2,713	(2)	15,887	10.01	11/10/2009	11/10/2019

Dr. Gerry (Shao Hung) Liu	66,667	(1)	20,833	10.77	5/1/2007	5/1/2017
					8/11/2008		4,050	37,058
	5,729	(2)	6,771	15.45	8/11/2008	8/11/2018
					2/9/2009		15,400	140,910
					11/10/2009		3,800	34,770
	1,269	(2)	7,431	10.01	11/10/2009	11/10/2019

(1)	All such options vest, subject to continued employment with the Company, at a rate of 25% after the first year and monthly thereafter over a period of 36 months. The exercise price of each option set forth above was the closing price of our stock on NASDAQ on the grant date.

(2)	All such options vest, subject to continued employment with the Company, monthly over a period of 48 months. The exercise price of each option set forth above was the closing price of our stock on NASDAQ on the grant date.

(3)	All such options are fully vested.

The equity awards described above were granted pursuant to the Company’s 1990, 1995 and 2001 Stock Option Plans or the Company’s 2004 Stock Incentive Plan.

Option Exercises and Stock Vested in the Fiscal Year Ended July 3, 2010

The following table provides information on stock option exercises and vesting of RSU’s during fiscal 2010.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Alex Chiming Hui	—	—	5,000	$50,050
Aaron Tachibana	—	—	—	—
Angela Chen	—	—	1,000	10,010
Chi-Hung (John) Hui	—	—	2,700	27,027
Gerry (Shao-Hung) Liu	—	—	1,350	13,514

(1)	Value realized on vesting is the market price of Pericom common stock at the date of vesting multiplied by the number of shares vested.

Potential Payments upon Termination or Change in Control

All of the executive officers of the Company have entered into change of control agreements with the Company which provide for severance benefits and acceleration of option vesting in the event of a change of control of the Company. Pursuant to the terms of the agreements, if the Company terminates an executive officer’s employment without cause within the twelve months following a change in control of the Company or the executive terminates his or her employment for good reason (as these terminating events are defined in the agreement) within thirty days after the occurrence of specific events enumerated in the agreement and after giving at least two weeks notice of the termination to the Company, the Company will:

•	make a lump sum payment of the executive officer’s annual base salary then in effect and a lump sum payment of a bonus based on a calculation tied to the last completed fiscal year’s bonus or the bonus related to the year preceding the most recent completed fiscal year in certain circumstances, except that lump sum payments and other benefits under the agreement may be delayed pursuant to requirements, if applicable, of Section 409A of the federal income tax law,

•	provide for continuation of medical and dental benefits for a period of twelve months,

•	pay the executive officer’s life insurance premiums for a period of twelve months,

•	cause the immediate vesting, subject to certain terms as discussed below, of stock options, performance shares or units and restricted shares or units, and

•	extend the expiration date of the executive officer’s vested stock options as of the date of termination to six months after the date of termination.

Under the agreements, and subject to the more detailed definitions set forth therein:

•	“change of control” means (i) an acquisition of any of the Company’s voting securities which then gives the acquiring person investment or voting power over 50% or more of the then outstanding voting securities of the Company, (ii) the incumbent directors of the Company when the agreement is signed cease to be a majority of the board of directors, provided that new directors approved by two-thirds of the incumbent board who did not obtain election or appointment by an actual or threatened proxy contest are counted as incumbents, or (iii) a merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (other that a transaction in which the Company’s stockholders before the transaction remain holders of more than 50% of the voting power of the surviving entity).

•	“cause” means an officer (i) engages in fraud or embezzlement against the Company or its subsidiaries, (ii) misappropriates Company property, proprietary information and/or trade secrets, (iii) demonstrates material unfitness for service or persistent deficiencies in performance, (iv) engages in misconduct, which misconduct is demonstrably and materially injurious to the Company or its subsidiaries; (v) refuses to follow a specific, lawful direction or order of the Company; (vi) breaches any agreement with the Company; or (vii) dies or becomes mentally or physically incapacitated and cannot carry out his or her duties.

•	“good reason” means (i) a material reduction of the officer’s level of responsibility, the assignment of duties and responsibilities which are materially inconsistent with the officer’s position or responsibilities, or the removal of the officer from or failure to re-elect the officer to any of such positions, except in connection with the termination of employment for cause; (ii) a reduction by the Company in the officer’s annual salary then in effect, other than a reduction similar in percentage to a reduction generally applicable to similarly situated employees of the Company; or (iii) a material reduction in the kind or level of benefits provided to officer under any benefit plan of the Company in which the officer is participating or deprive the officer of any material fringe benefit enjoyed by the officer, except those changes generally affecting similarly situated employees of the Company.

The agreement also provides that if any payment or benefit would be subject to excise tax as a result of Sections 280G and 4999 of the federal tax code, then the payment or benefit shall be reduced to the extent necessary to avoid such excise tax.

Should a termination, as discussed above occur, the immediate vesting of options and similar share-based compensation is subject to additional terms under the change of control agreements:

•	if the executive officer has been employed by the Company for less than 2 years, then any options (or similar instruments) that would have vested up to the first anniversary of the termination date will be immediately vested,

•	if the executive officer was employed at the Company for more than 2 years but less than four, options that would have vested up to the second anniversary of the termination date will be immediately vested, or

•	if the executive officer has been with the Company for more than four years, then all outstanding options will be immediately vested

The table below illustrates hypothetical payments under the change of control agreements as if a change in control had occurred on July 3, 2010.

Termination without cause or resignation for good reason within 12 months following change in control:

	One Year Salary Continuation	Bonus(1)	One Year Benefits Continuation	Assumed Realized Value of Accelerated RSUs	Assumed Realized Value of Accelerated Options(2)	Total(3)
Alex Chiming Hui	$350,000	$359,402	$19,782	$899,445	$782	$1,629,501
Aaron Tachibana	220,000	46,720	19,872	57,188	—	343,780
Angela Chen	221,000	157,404	11,129	252,540	—	642,073
Dr. Chi-Hung (John) Hui	270,000	209,450	19,533	567,300	547	1,066,830
Dr. Gerry (Shao-Hung) Liu	225,000	124,932	13,070	147,773	—	510,775

(1)	In the event of a change of control as of July 3, 2010, each of our executive officers receive a bonus in the amount of no less than twice the amount such executive officer received during the last completed fiscal year.

(2)	These are hypothetical realized values pursuant to the change of control agreements that assume a change in control of Pericom on July 3, 2010, in which the price realized per share of our common stock is assumed to be the closing market price of our stock as of that date ($9.15 per share on Friday, July 2, 2010, the last trading date in FY 2010), based on the following outstanding options held on that date, assuming full acceleration of vesting of stock options for each of the named executive officers:

•	Alex Chiming Hui: 1,042 shares underlying in-the-money unvested stock options having a weighted average exercise price of $8.40.

•	Dr. Chi-Hung (John) Hui: 729 shares underlying in-the-money unvested stock options having a weighted average exercise price of $8.40.

•	Aaron Tachibana, Angela Chen, and Dr. Gerry (Shao-Hung) Liu had no shares underlying in-the-money unvested stock options.

(3)	The total does not include any amounts due for accrued but unpaid wages or under generally available benefit plans such as Pericom’s 401(k) plan, at the time of any employment termination.

Compensation Policies and Practices as They Relate to Risk Management

In establishing the Company’s compensation policies and practices, the Compensation Committee aims to minimize any risks that such policies and procedures would have a material adverse effect on the Company. In particular, the Committee seeks to (i) achieve a proper balance of base salary versus incentive compensation to align interests with the Company, (ii) utilize performance metrics in setting incentive targets to avoid manipulation and a short-term focus, and (iii) mitigate the risk of losing key executives by working with a compensation consultant to assure competitive compensation elements and amounts. See the Compensation Discussion and Analysis section above for further details. As a result of this approach, the Committee and management have concluded that there are no risks arising from the Company’s compensation policies and practices that would be reasonably likely to have a material adverse effect on the Company.

Equity Compensation Plans

The following table summarizes share and exercise price information about the Company’s equity compensation plans as of July 3, 2010.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders:
Equity Award Plans	4,067,043	(1)	$11.87	(2)	2,724,153
Employee Stock Purchase Plan	—				1,964,173
Equity Compensation Plans not Approved by Shareholders:
SaRonix Acquisition Options	32,087		$10.00		—
Total/Weighted Average	4,034,956		$11.85		4,688,326

(1)	Represents shares of the Company’s Common Stock issuable upon exercise of outstanding options under the following equity compensation plans: the 2004 Stock Incentive Plan, the 2001 Stock Incentive Plan and the 1995 Stock Option Plan, and 590,521 shares underlying outstanding restricted stock unit awards granted under the 2004 Stock Incentive Plan that may be delivered in the future upon satisfaction of vesting requirements.

(2)	This calculation does not take into account shares underlying restricted stock unit awards.

Material Features of Equity Compensation Plans Not Approved by Shareholders

In connection with Pericom’s October 1, 2003 acquisition of substantially all of the assets of SaRonix, LLC, Pericom granted options to purchase an aggregate of 383,600 shares of Pericom common stock to certain former employees of SaRonix as an inducement for them to join Pericom. Under the agreements pertaining to such options, twenty percent of the options vest on October 1, 2004 and 1/48 of the remaining shares vest monthly for the following four years so that the options are fully vested in five years. The exercise price of the options is $10.00 per share and the options expire if unexercised on October 1, 2013. In the event of a change in control transaction, the options shall become fully vested and exercisable if they are not assumed or replaced as part of the transaction.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

Management is responsible for the preparation, integrity and objectivity of the consolidated financial statements. Burr Pilger Mayer, Inc., our independent auditor, is responsible for expressing an opinion on the fairness of the financial statement presentation. The Audit Committee serves in an oversight role over the financial reporting process. As part of its charter obligations over the financial reporting process, and with respect to the fiscal year ended July 3, 2010, the Audit Committee has:

•	Reviewed and discussed the audited consolidated financial statements with management;

•	Discussed with Burr Pilger Mayer, Inc. the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	Received the written disclosures and the letter from Burr Pilger Mayer, Inc. regarding auditor independence required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with Burr Pilger Mayer, Inc. the accounting firm’s independence;

•	Based on the review and discussions referred to above, recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Michael J. Sophie, Chairman

Dr. Hau Lee

Dennis McKenna

Dr. Siu-Weng Simon Wong

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures with Respect to Related Person Transactions

Our Board’s Audit Committee charter provides that the Committee’s responsibilities include the review of all related party transactions for potential conflict of interest situations on an ongoing basis and approval of all such transactions (if such transactions are not approved by another independent body of the Board). The NASDAQ listing rules require that the Company’s audit committee or other body of independent directors conduct an appropriate review of all related person transactions (as defined in SEC rules) for potential conflict of interest situations on an ongoing basis.

The charter of the Board’s Nominating and Corporate Governance Committee also provides that the Committee will review potential conflicts of interest in considering candidates for director nominees. The Company’s Code of Business Conduct and Ethics also states a policy to the effect that each employee is expected to disclose potential conflicts of interest involving that individual or the individual’s family members to the Company’s corporate compliance officer.

Related Person Transactions

PTI acquisition.

On August 8, 2010, Pericom entered into an Agreement and Plan of Merger (the “Merger Agreement”) with PTI Acquisition Subsidiary Inc., a wholly-owned subsidiary of Pericom, Pericom Technology Inc. (“PTI”) and Yuk Kin Wong as the representative of the Securityholders of PTI as defined in the Merger Agreement. As of August 31, 2010, Pericom completed the acquisition of PTI pursuant to the terms of the Merger Agreement. The acquisition was effected pursuant to a merger of Merger Sub into PTI, with PTI continuing as the surviving corporation and a wholly-owned subsidiary of Pericom Asia Limited (“PAL”), which is in turn a wholly-owned subsidiary of Pericom (the “Merger”).

Under the Merger Agreement, Pericom paid approximately $30.6 million upon the closing of the Merger for the remaining 59.6% fully diluted ownership in PTI not held by Pericom, which includes an initial working capital adjustment at closing as provided for in the Merger Agreement. Up to an additional approximately $6 million in earn-out consideration and bonus payments is also payable by Pericom pursuant to the Merger Agreement upon achievement of gross profit milestones during a one year earn-out period. Portions of the merger consideration are being held in an escrow fund in respect of the PTI shareholders’ indemnity obligations owed to Pericom and in a fund relating to a potential, additional working capital adjustment. Further information concerning this transaction is set forth in Item 1.01 of Pericom’s Form 8-K filed on August 12, 2010, in a copy of the Merger Agreement filed with that Form 8-K as Exhibit 2.1, and in Item 2.01 of Pericom’s Form 8-K filed on September 3, 2010, reporting the closing of the Merger.

Alex Hui, Chairman of the Pericom Board of Directors and Pericom’s Chief Executive Officer and President, and John Hui, a director of Pericom and Pericom’s Senior Vice President, Research and Development, respectively owned 6.6% and 4.2% of the outstanding capital stock of PTI on a fully diluted basis (in the case of John Hui, this percentage includes shares issuable in connection with his vested options). Each of these individuals also served as a director of PTI, and Alex Hui served as the Chief Executive Officer and President of PTI. Pericom has from time to time reported in the filings it makes with the SEC historical, financial and other information concerning PTI and the relationships among the two individuals, Pericom and PTI, including information in Pericom’s previous annual proxy statements under the caption “Related Person Transactions,” and financial information in the Forms 10-Q and 10-K filed by Pericom relating to investments in affiliates and equity in net income of unconsolidated affiliates.

In connection with the Merger, Alex Hui is entitled to a maximum consideration of approximately $4.5 million in respect of his shares cancelled in the Merger, John Hui is entitled to a maximum consideration of approximately $2.5 million in respect of his shares and vested options cancelled in the Merger, and Angela Chen, the Company’s Senior Vice President, Finance, is entitled to a maximum consideration of approximately $300,000 in respect of her shares cancelled in the Merger. In addition, a brother-in-law of Alex Hui is entitled to a maximum consideration of approximately $150,000 in respect of his shares cancelled in the Merger. Such maximum consideration amounts include amounts being held in escrow to secure indemnification obligations and the maximum amounts payable to such individuals under an earn-out provision in the Merger Agreement.

Due to the foregoing circumstances, Pericom’s Mergers and Acquisitions Committee of the Board of Directors, which is composed of three independent directors, considered the acquisition and negotiated the transaction terms and conditions. In February 2010, the committee also retained Houlihan Lokey Capital, Inc. (“Houlihan”) as independent financial advisors to assist the committee with the acquisition. After a number of meetings since its formation, the committee on August 8, 2010, unanimously approved the Merger and the Merger Agreement. Prior to approval, Houlihan provided its opinion to the committee that the consideration to be paid by Pericom in the Merger is fair from a financial point of view to Pericom. Based on the committee’s recommendation and its own judgment, the Board of Directors on August 8, 2010, also unanimously approved (with Alex Hui and John Hui abstaining) the Merger and the Merger Agreement.

Mr. Hui and Dr. Hui previously held stock options to purchase shares of PTI common stock, in addition to PTI shares they owned following the formation of PTI in 1994. During FY 2010, Mr. Hui exercised his then remaining options on 10,002 PTI shares, leaving Dr. Hui with outstanding options on 40,024 shares as of July 3, 2010.

In September 1995, the Company and PTI entered into an international distributor agreement, pursuant to which PTI was appointed a non-exclusive distributor for certain Pericom products in the People’s Republic of China. In September 2003, the Company and PTI entered into a sales agreement in which Pericom agreed to purchase and resell certain PTI products. During the fiscal year ended July 3, 2010, the Company provided research, administrative and other services to PTI totaling $655,000. Certain employees at PTI perform services directly for the Company for which the Company was charged $410,000 during FY 2010. PTI paid the Company, on a monthly basis, a total of $669,000 during the year and the Company paid PTI a total of $436,000 during the year. At July 3, 2010, PTI owed the Company $65,000 for services the Company rendered during FY 2010. See Note 6 of Notes to the Consolidated Financial Statements included in our Form 10-K for the year ended July 3, 2010.

SRe transactions.

On September 7, 2005 the Company purchased a 99.9% share of eCERA Comtek Corporation (“eCERA”). eCERA was subsequently merged with SaRonix, an earlier Company acquisition, to form PSE Technology Corporation (“SRe”). SRe’s employees and other investors owned the remaining outstanding shares. Alex Chiming Hui and Chi-Hung (John) Hui are also directors of SRe and Alex Chiming Hui serves as SRe’s chief executive officer. During the fiscal year ended July 3, 2010, SRe paid a salary to Mr. Alex Hui of $31,993. This compensation is included in the “Summary Compensation Table” above. In November, 2009, the Company acquired the remaining shares in SRe not held by the Company for approximately $1.2 million. The husband of Angela Chen, Pericom’s Senior Vice President Finance Asia, was a shareholder of SRe and received approximately $145,000 for the acquisition of his SRe shares in the 2009 transaction.

The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors, principal shareholders and their affiliates will continue to be comparable to terms offered by unaffiliated third parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company’s Common Stock as of October 12, 2010 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company’s directors, (iii) each of the named executive officers, and (iv) all executive officers and directors of the Company as a group.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent
Columbia Wanger Asset Management, L.P. (2)	2,835,600	11.37%
BlackRock, Inc.(3)	2,008,543	8.05%
The Bank of New York Mellon Corporation (4)	1,585,034	6.35%
Dimensional Fund Advisors LP (5)	1,514,341	6.07%

Alex Chiming Hui (6)	1,459,287	5.73%
Chi-Hung (John) Hui (7)	1,013,953	4.01%
Aaron Tachibana	—	*
Angela Chen (8)	94,795	*
Gerry Liu (9)	87,681	*
Hau L. Lee (10)	73,500	*
Dennis McKenna (11)	4,008	*
Michael J. Sophie (12)	11,004	*
Siu-Weng Simon Wong (13)	31,500	*
Edward Yang (14)	4,008	*

All executive officers and directors as a group (10 persons) (15)	2,779,736	10.68%

*	Less than 1% of outstanding Common Stock.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days after October 12, 2010, are deemed outstanding. Percentage of beneficial ownership is based upon 24,948,352 shares of Common Stock outstanding as of October 12, 2010. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: 3545 North First Street, San Jose, California 95134.

(2)	Based solely on a Schedule 13G/A, filed February 11, 2010, Columbia Wanger Asset Management, L.P. has sole voting power with respect to 2,657,000 shares and has sole dispositive power with respect to 2,835,600 shares. The address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(3)	Based solely on a Schedule 13G, filed January 29, 2010, BlackRock, Inc. has sole voting and dispositive power with respect to 2,008,543 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(4)	Based solely on a Schedule 13G, filed February 4, 2010, The Bank of New York Mellon Corporation has sole voting power with respect to 1,468,548 shares, sole dispositive power with respect to 1,583,604 shares and shared dispositive power with respect to 1,430 shares. The address of The Bank of New York Mellon Corporation is c/o The Bank of New York Mellon Corporation, One Wall Street, 31st Floor, New York, New York 10286.

(5)	Based solely on a Schedule 13G/A filed February 8, 2010, Dimensional Fund Advisors LP has sole voting power with respect to 1,471,256 shares and has sole dispositive power with respect to 1,514,341 shares. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(6)	Includes 491,835 shares issuable upon exercise of stock options exercisable and 6,175 RSUs vesting within 60 days after October 12, 2010. He shares voting and investment power with his spouse as co-trustees of a revocable family trust holding 365,645 of the shares listed above.

(7)	Includes 308,421 shares issuable upon exercise of stock options exercisable and 3,700 RSUs vesting within 60 days after October 12, 2010.

(8)	Includes 85,528 shares issuable upon exercise of stock options exercisable and 2,050 RSUs vesting within 60 days after October 12, 2010.

(9)	Includes 86,731 shares issuable upon exercise of stock options exercisable and 950 RSUs vesting within 60 days after October 12, 2010.

(10)	Includes 62,000 shares issuable upon exercise of stock options exercisable within 60 days after October 12, 2010.

(11)	Includes 2,672 shares issuable upon exercise of stock options exercisable within 60 days after October 12, 2010.

(12)	Includes 8,336 shares issuable upon exercise of stock options exercisable and 1,332 RSUs vesting within 60 days after October 12, 2010.

(13)	Includes 24,000 shares issuable upon exercise of stock options exercisable within 60 days after October 12, 2010.

(14)	Includes 2,672 shares issuable upon exercise of stock options exercisable within 60 days after October 12, 2010.

(15)	Includes 1,072,195 shares issuable upon exercise of stock options exercisable and 14,207 RSUs vesting within 60 days after October 12, 2010.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Requirements for Shareholder Proposals to be Brought Before an Annual Meeting. For shareholder proposals to be considered properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice therefore in writing to the Secretary of the Company. To be timely for the Company’s 2011 Annual Meeting of Shareholders, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company between August 8, 2011 and September 7, 2011. A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Company beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business.

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Shareholders wishing to submit proposals on matters appropriate for shareholder action to be presented at our 2011 annual meeting of shareholders may do so in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2011 annual meeting of shareholders, (1) all applicable requirements of Rule 14a-8 must be satisfied, (2) the notice must include various stock ownership and related information detailed in our Bylaws, and (3) such proposals must be received by us at our principal executive offices at 3545 North First Street, San Jose, California 95134, no later than June 24, 2011.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the SEC and NASDAQ an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf. Based solely on a review of the copies of such forms in our possession, and on written representations from reporting persons, we believe that during FY 2010 all of our executive officers and directors filed the required reports on a timely basis under Section 16(a) with the following exceptions:

•	Grants of RSUs were made to three directors, Dr. Wong, Mr. Sophie and Dr. Lee on February 9, 2010 and the Form 4 filings were made on February 16, five business days after the grants.

•	Grants of RSUs and options were made to four officers, Mr. Hui, Dr. Hui, Ms. Chen and Dr. Liu on November 10, 2009 and the Form 4 filings were made on November 16, four business days after the grants.

•	A Form 4/A was filed on November 6, 2009 for Mr. Sophie that corrected a Form 4 filing made on December 19, 2008, and, in connection with such correction, a Form 4 was also filed on November 6, 2009 reporting a grant of RSUs made to Mr. Sophie on November 10, 2008.

OTHER MATTERS

The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

FORM 10-K ANNUAL REPORT

UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, PERICOM SEMICONDUCTOR CORPORATION, 3545 NORTH FIRST STREET, SAN JOSE, CALIFORNIA 95134, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Chi-Hung (John) Hui, Ph.D.
Chi-Hung (John) Hui, Ph.D.
Secretary

San Jose, California
Dated: October 22, 2010

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN
THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

---------------------------------------------------------------------------------------------------------------------------------------------

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2.

1.	To elect the following seven (7) nominees to serve as members of the Board of Directors of the Company to serve for the ensuing year and until their successors are elected and qualified:
		For	Withhold		For	Withhold		For	Withhold

	01 - Alex Chiming Hui	☐	☐	02 - Chi-Hung (John) Hui, Ph.D.	☐	☐	03 - Hau L. Lee, Ph.D.	☐	☐

	04 - Dennis McKenna	☐	☐	05 - Michael J. Sophie	☐	☐	06 - Siu-Weng Simon Wong, Ph.D.	☐	☐
	07 - Edward Yang	☐	☐

		For	Against	Abstain

2.	To ratify the appointment of Burr, Pilger & Mayer LLP as the independent auditors for the Company for the fiscal year 2011.	☐	☐	☐	3.	To transact such other business as may properly come before the meeting.

B	Non-Voting Items

Change of Address - Please print new address below.

C	Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Dear Shareholder,

Please take note of the important information enclosed with this proxy card. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then, sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders on December 9, 2010.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Pericom Semiconductor Corporation

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN
THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

---------------------------------------------------------------------------------------------------------------------------------------------

Proxy — PERICOM SEMICONDUCTOR CORPORATION

3545 NORTH FIRST STREET, SAN JOSE, CALIFORNIA 95134

Annual Meeting of shareholders - December 9, 2010
Proxy Solicited on Behalf of the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints Alex Chiming Hui and Chi-Hung (John) Hui, Ph.D. as Proxies, with full power of substitution to each, to vote for and on behalf of the undersigned at the December 9, 2010 Annual Meeting of Shareholders of Pericom Semiconductor Corporation to be held at the Company’s premises, 3545 North First Street, San Jose, California 95134 at 3:00 p.m., California time, and at any adjournment or adjournments thereof. The undersigned hereby directs the said proxies to vote in accordance with their judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

SEE REVERSE SIDE	CONTINUED AND TO BE VOTED ON REVERSE SIDE.	SEE REVERSE SIDE